BLONDER TONGUE REPORTS 2008 FIRST QUARTER RESULTS
Posts Third Consecutive Quarter of Continuing Operating Improvement

OLD BRIDGE, NEW JERSEY, May 15, 2008 – Blonder Tongue Laboratories, Inc. (AMEX: “BDR”) today announced its sales and earnings for the first quarter ended March 31, 2008.

Net sales for the first quarter 2008 decreased 7.7% to $6,884,000 from $7,455,000 for the first quarter 2007. The decrease in sales is primarily attributed to a decrease in sales of the Company’s analog headend and digital products, offset by an increase in sales of RouteTracker™, a product that is contract manufactured by the Company for one of its customers. Analog headend product sales were $3,111,000 and $3,887,000, digital product sales were $963,000 and $1,290,000 and the contract manufactured product sales were $551,000 and zero for the first quarter of 2008 and 2007, respectively.

Loss from continuing operations after income taxes was $(516,000) or $(0.08) per share for the first three months of 2008 compared to $(706,000) or $(0.12) per share for the comparable period in 2007.

Loss from discontinued operations was $(428,000) or $(0.07) per share for the first three months of 2008 compared to $(136,000) or $(0.02) per share for the comparable period in 2007. This loss was the result of the previously announced decision by the Company to discontinue the operations of its wholly owned subsidiary, Hybrid Networks, LLC.

Commenting on the first quarter 2008 results, James A. Luksch, Chief Executive Officer, said, “Historically, our first quarter is soft, while our second quarter shows improvement. We are now benefiting from our operating expense reduction initiatives, which began in the last half of 2007. As a result, we have shown a 27% decrease in our loss from continuing operations for the first quarter of 2008 relative to the comparable period last year. This represents the third consecutive quarter of improvement with the third and fourth quarters of 2007 recording income from continuing operations in excess of the prior year’s comparative quarter. We continue to introduce new products to capitalize on the digital transition and ensure that the needs of our customers are met during the transition and beyond.”

Founded in 1950, Blonder Tongue Laboratories, Inc. has evolved from a manufacturer of electronic equipment for the private cable market to a principal provider of integrated network solutions and technical services to broadband service providers in the multiple dwelling unit, lodging and hospitality, and institutional cable markets. The Company designs, manufactures, and supplies a comprehensive line of equipment to deliver video (analog & digital), high speed data and voice services over integrated coaxial and fiber optic broadband networks today and maintains ongoing research and development efforts to enable the delivery of such services over packet based, Internet protocol networks of the future. For more information regarding Blonder Tongue or its products, please visit the Company's Web site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and

Form 10-K for the year ended December 31, 2007 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “should”, “project”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

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Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
(unaudited)

	Three months ended
	March 31,

	2008	2007

Net sales	$6,884	$7,455
Gross profit	2,460	2,491
Loss from operations	(405)	(588)
Loss from continuing operations	(516)	(706)
Loss from discontinued operations	(428)	(136)
Net loss	$(944)	$(842)
Basic and diluted loss per share from
continuing operations	$(0.08)	$(0.12)
Basic and diluted loss per share from
discontinued operations	(0.07)	(0.02)
Basic and diluted net loss per share	$(0.15)	$(0.14)
Basic and diluted weighted average
shares outstanding:	6,222	6,222

Consolidated Summary Balance Sheets (in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)

Current assets	$13,573	$13,160
Property, plant, and equipment, net	4,137	4,530
Total assets	25,855	25,949
Current liabilities	5,916	5,258
Long-term liabilities	12	14
Stockholders’ equity	19,927	20,677

Total liabilities and stockholders’ equity	$25,855	$25,949